Exhibit 99.1

Agenus Acquires Novel Antibodies to Immuno-oncology Target CEACAM1

Target Expressed on Lymphocytes and Tumors Offers Unique Advantages for Unlocking the Immune Response to Fight Cancer

LEXINGTON, Mass.--(BUSINESS WIRE)--July 20, 2015--Agenus Inc. (NASDAQ: AGEN), an immunology company developing innovative treatments for cancers and other diseases, today announced that it has acquired rights to antibodies targeting Carcinoembryonic Antigen Cell Adhesion Molecule 1 (CEACAM1), a glycoprotein expressed on T cell and NK cell lymphocytes from Diatheva s.r.l., an Italian biotech company controlled by SOL S.p.A. CEACAM1 is overexpressed in melanoma, bladder, lung, colon, pancreas, and gastric cancers and has been shown to modulate innate and adaptive immune suppression in pre-clinical studies. Antibodies targeting CEACAM1 are thought to have the potential to effectively treat cancer alone or in combination with other checkpoint modulator antibodies, including those in Agenus’ development pipeline.

“CEACAM1 is emerging as a powerful immune modulator, with significant evidence that blocking its interactions could strengthen immune cells’ attack on cancer,” said Robert Stein, M.D., Ph.D., Chief Scientific Officer of Agenus. “Diatheva’s anti-CEACAM1 monoclonal antibodies expand and complement our broad portfolio of checkpoint modulators and personalized cancer vaccines, with the potential to create best-in-class combination therapies for treating patients with cancer.”

Under the license agreement, Agenus receives exclusive, worldwide rights for development and commercialization of CEACAM1 antibodies from Diatheva. Agenus is responsible for certain upfront, early development, clinical trial and regulatory milestone payments for the successful development of CEACAM1 antibodies totaling as much as $44 million. Diatheva is also eligible to receive additional sales milestones and royalties.

Professor Mauro Magnani, Ph.D., Founder and Scientific Director of Diatheva, stated, “Agenus’ proven immuno-oncology and development capabilities, represents an exciting opportunity for Diatheva’s most advanced human monoclonal antibodies. Agenus’ selection of our anti-CEACAM1 antibodies is indicative of the quality of Diatheva’s research and will support reinvestment in our company’s pipeline.”

About Agenus
Agenus is an immunology company developing novel checkpoint modulators, vaccines and adjuvants to treat cancer, infectious diseases and other immune disorders. Using its proprietary platforms Retrocyte DisplayTM and SECANT®, the Company is discovering and developing novel antibodies to target GITR, OX40, CTLA-4, LAG-3, TIM-3, PD-1 and other undisclosed checkpoints in partnered and internal programs. Agenus’ heat shock protein vaccine, Prophage, has successfully completed Phase 2 studies in newly diagnosed glioblastoma multiforme. The Company’s QS-21 Stimulon® adjuvant is extensively partnered with GlaxoSmithKline and Janssen Sciences Ireland UC, and two vaccine candidates containing QS-21 have successfully completed Phase 3 trials. For more information, please visit www.agenusbio.com, or follow the company on Twitter @Agenus_Bio; information that may be important to investors will be routinely posted in these locations.

About Diatheva
DIATHEVA s.r.l., was founded in 2002 by researchers and angel investors as a spin off of the University of Urbino in Italy. In 2012 the SOL Group acquired a majority stake in Diatheva and has since continued to invest in the company’s operations. Diatheva’s mission is to translate research into industrial products through collaborations with industry partners as well as with public and private research institutions. Diatheva is focused on the development, production and commercialization of new and innovative biotechnology products (antibodies, recombinant proteins, immunoassays and molecular diagnostic kits) for research and therapeutic applications in the fields of cancer, microbial detection and pharmacogenetics based on its significant preclinical pipeline of patented antibodies. Diatheva’s capabilities include a GMP-certified facility for production of API material intended for preclinical and clinical studies, with a special emphasis on therapeutic antibodies, recombinant enzymes and immunogens. Diatheva is an ISO 9001 /UNI EN ISO 9001:2008 certified company.

SOL is an Italian multinational group which operates in Europe, Morocco, Turkey and India in two distinct sectors: the production, applied research and marketing of technical, pure and medicinal gases and in respiratory home care. SOL employs more than 3,000 people in 26 countries. Its parent company, SOL S.p.A has been listed on the Italian Stock Exchange since 1998. Group revenues for the fiscal year ending December 31st 2014 were €636 million. Healthcare-focused biotechnology research represents a new area of focus for the SOL Group.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the expected benefit from the acquisition of Diatheva’s rights to antibodies targeting CEACAM1, the potential milestone payments and royalties payable to Diatheva and the Company’s potential to create best-in-class combination therapies for treating patients with cancer. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of Agenus’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2015. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

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